STAAR Surgical Reports 12% First Quarter 2014 Revenue Growth

~Total Sales of $20.2M Increased 15% in Constant Currency from Q1 2013~

~ Record Quarterly Visian® ICL™ Sales Increased 15% to $12.2 Million ~

IOL Sales Increased 4%, Increased 12% in Constant Currency

Conference Call and Video Webcast Today at 4:15pm ET

MONROVIA, CA, April 28, 2014---STAAR Surgical Company (NASDAQ: STAA) a leading developer, manufacturer and marketer of implantable lenses and delivery systems for the eye today reported revenue for the first quarter ended April 4, 2014 of $20.2 million, a 12% increase over $18.0 million reported for the first quarter of 2013. On a constant currency basis, revenues grew 15% during the first quarter of 2014 compared to the first quarter of 2013. The effect of foreign currency exchange reduced sales by $0.6 million during the quarter. The results included record quarterly sales of $12.2 million of the Company’s Visian ICL product portfolio, and $6.6 million of its IOL products. Lower margin Other Product sales were $1.3 million, a 29% increase compared to the first quarter of 2013.

“We are off to a very good start in 2014 with revenue growth of 12% and 15% growth in constant currency, which was driven by both ICL and IOL new product sales,” said Barry Caldwell, President and CEO. “Visian ICL growth continues to be fueled by the expansion and penetration of the ICL with CentraFLOW® technology, which makes the procedure more convenient and cost effective for both the patient and the surgeon. The CentraFLOW technology drove a revenue increase of 27% in our EMEA region with deeper penetration in Europe and expansion to our Latin America markets. CentraFLOW helped to drive a 17% revenue increase in our APAC region as we increased penetration in both Korea and India. Global ICL revenue growth was 15% in the quarter and procedure growth was 14%. We continue to gain market share globally as LASIK procedures remain under downward pressure.”

“IOL revenue increased by 4% during the quarter, or a 12% increase in constant currency. This growth was driven by the expansion of our KS-IOL products in the European markets and growth of preloaded silicone IOL sales in Japan. IOL revenue in Japan increased 23% in local currency (2% growth as reported) and units increased 22%. IOL revenue increased by 64% in Europe while units increased 59%. Increased supply of the KS-IOL products allowed us to grow revenue in our European markets and start to return consignment account levels in Japan to where they were a year ago. We now feel more confident about our supply levels for the rest of the year,” continued Mr. Caldwell.

“As previously discussed, our expenses related to the FDA Panel Advisory meeting were expected to be higher during the quarter as a result of the postponement of the February 14th panel meeting due to weather and the re-scheduling to March 14th. These costs associated with the Advisory meeting were nearly double our original forecast and led to the GAAP net loss for the quarter,” concluded Mr. Caldwell.

Gross profit margin for the quarter was 68.8% compared to 70.3% in the first quarter of 2013. The transition of production of ICL’s from Switzerland to the U.S. had a negative impact on gross margins of approximately 140 bps. The increase of sales of low margin IOL injectors to a third party manufacturer had a negative impact on gross margin of approximately 90 basis points. Overall average selling price on IOLs declined based upon the geographic distribution of sales, although each market increased price. This had a negative 77 basis point impact. Increased average prices on ICLs had a positive impact on gross margin which should continue and expand during the year.

Operating expenses for the first quarter of 2014 were $15.2 million, up 32% from $11.6 million in the prior year. This includes a $2.1 million increase in R&D expenses driven by the cost of the FDA Advisory Panel meetings, which was $1.4 million in the quarter. Investments in Sales and Marketing increased by $0.9 million which includes cost related to the expansion of the U.S. sales team in anticipation of the potential launch of the TICL and increased promotional spending. General and Administrative expenses increased by $1.4 million primarily due to compensation and recruiting costs.

The income tax provision was $219,000 during the first quarter of 2014 compared to a provision of $314,000 during the first quarter of 2013. This tax provision partially benefited by the increased production in the U.S. of products previously produced outside the U.S. Based upon current projections the Company expects the effective tax rate for the year will be approximately 30%.

The GAAP net loss for the first quarter of 2014 was $1.4 million or $0.04 on a per diluted share basis, compared with a net income of $471,000, or $0.01 on a per diluted share basis, in the first quarter of 2013. Adjusted net income (excluding manufacturing consolidation expenses, distribution transition expenses in Spain, gain (loss) on foreign currency transactions, fair value adjustment of warrants, stock-based compensation expense and Toric ICL FDA panel expenses) for the quarter ended April 4, 2014 was $1.6 million, or $0.04 per share versus adjusted net income for the year ago quarter of $3.2 million, or $0.08 per diluted share.

Cash and cash equivalents at April 4, 2014 totaled $21 million. During the quarter, the Company used $2.6 million in cash for operating activities including: $1.1 million for ICL inventory build related to consolidation and planned launch of the TICL in the U.S., $1.0 million for FDA panel costs.

Recent Visian Implantable Collamer® Lens (ICL) Highlights.

•	Sales grew 15% globally during the first quarter, representing an increase of 16% in the target markets.

•	Procedures grew globally 14% in the first quarter, with unit growth of 15% in the target markets.

•	In the more than 60 markets where the TICL is available, first quarter sales of TICL represented 46% of total ICL revenue and 36% of the units. TICL sales grew 14% during the quarter globally while the ICL grew 16%.

•	Visian ICLs with CentraFLOW technology represented approximately 60% of all ICL procedures during the quarter.

•	The Market Scope data of global refractive procedures in 2013 was released and reflected a 4.6% procedure decline in the Company’s 12 target markets. In those markets, the Visian ICL reported procedure gains of 25.5% during the year and market share gains in all 12 target markets. This included market shares for the Visian ICL of approximately 12.4% in Korea, 9.3% in the Middle East, 4.6% in Spain and 4.5% in India.

Regional ICL Updates

Europe, Middle East, Africa (EMEA)

•	In the first quarter, Visian ICL revenues grew by 27% while units increased 24% and average selling price increased 2%.

•	Revenues in Europe increased 28% and ICL procedures grew 23%. 2014 results reflect the second full year that Europe has had the CentraFLOW technology.

•	France increased revenue by 46% and procedures 39%.

•	Germany increased revenue by 34% and procedures 29%.

•	Spain increased revenue by 26% and procedures 25%.

•	The Middle East, where the Visian ICL with CentraFLOW was introduced last year, grew 10% in revenues and 7% in procedures.

•	Latin America grew 58% in revenue and 74% in unit sales, as the ICL with the CentraFLOW technology in Argentina was recently launched.

Asia Pacific (APAC)

•	APAC grew 17% in revenue while ICL procedures increased 15% and average selling price increased 1%. Growth in ICL revenue was 24% while TICL revenue grew 7% during the quarter.

•	Korea ICL revenue grew 29% during the quarter while procedures increased 21% driven by the ICL with the CentraFLOW technology. The average selling price increased by 6%.

•	China ICL revenue grew 25% during the quarter while procedures increased 23%. The average selling price increased by 2%.

•	ICL revenue increased 14% in India driven by the ICL with the CentraFLOW technology as procedures grew 5%. ICL revenue in Japan declined 13% as refractive procedures in this market continued under strong downward pressure.

North America (NA)

•	NA ICL revenue decreased 14% while units decreased 19%. Revenue in the U.S. was negatively impacted to some degree by the strong finish in the fourth quarter of 2013 as accounts drove to exceed their annual volume procedure plans and an overall decrease in refractive procedures during the quarter.

Quarterly Intraocular Lens (IOL) Highlights

•	First quarter IOL sales were $6.6 million, a 4% increase from $6.3 million in the first quarter of 2013 while units increased 16%. This was driven by increased supply of the KS-IOL Preloaded Acrylic product and growth of the preloaded silicone product.

•	The foreign exchange impact was $0.5 million. In constant currency, sales were $7.1 million and represented a 12% increase from the prior year.

•	Sales in Japan represented 54% of the Company’s total IOL sales. Sales increased 2% during the quarter and sales in local currency increased 17%. IOL unit sales increased by 22% during the quarter.

•	IOL sales in EMEA, which represented 19% of total IOL sales, increased by 64% and 59% in units during the quarter due to the increased supply of product.

•	IOL sales in China decreased by 46% as supply of the KS-IOL had not yet been restored. Supply to this market was suspended during the second quarter of 2013. Sales in the U.S. market declined by 6% during the quarter.

•	The Company ended the quarter with approximately $0.5 million in backorders of its preloaded acrylic for Europe which is slightly down from the year-end backorder level.

Other Operational Highlights during the Quarter

•	Visian ICL with CentraFLOW technology was approved for the Japan market during the quarter and the CFDA of China has scheduled an Experts Meeting for review of the technology during May.

•	The Visian TICL received a positive vote by the FDA Advisory panel on March 14th. The Company is working with the FDA to finalize the process for approval and commence the marketing of this product in the U.S.

•	The Company continued to make progress toward completing the manufacturing consolidation project by mid-2014.

o	At the end of the first quarter, the Company had approximately 26,500 ICLs in finished goods inventory, compared to approximately 17,100 ICLs in inventory at the end of the fourth quarter. This represents a 55% increase of ICLs in finished goods inventory during the quarter while approximately 41% of the first quarter ICL units shipped were manufactured in the U.S. There were also approximately 18,000 TICLs in inventory at the close of the quarter. This inventory build is consistent with management’s plan to assure adequate supply and quality of product throughout this consolidation project process and to prepare for the potential U.S. launch for the TICL.

o	Manufacturing yields of the ICL and TICL in the U.S. continued to improve during the quarter.

o	The Company will officially close its manufacturing capabilities in Switzerland in June 2014, and employees at that facility have been given the statutory notifications.

•	Technical issues with the Visian ICL Preloaded have been resolved and the Company expects to have this product into European markets during the current quarter.

•	The regulatory pathway for the V6a ICL project has been better defined and the Company now believes approval in CE markets can be obtained to begin commercialization during the first half of 2015. The benefit of this product will be to add an approximately 2.0 diopter of near or reading power to assist in the delay of the need for reading glasses as these patients approach the age for the onset of presbyopia.

2014 Metrics

The Company reiterates its annual 2014 metrics as follows:

•	Revenue growth of 8% to 10%
•	ICL revenue growth of 20%
•	Gross Margin expansion of 300 bps, 72.7% for the full year
•	Profitable on a GAAP basis for the full year
•	Successfully complete manufacturing consolidation project by mid-year

Conference Call

The Company will host a conference call and webcast today 4:15 p.m. Eastern / 1:15 p.m. Pacific to discuss these results and recent corporate developments. The dial-in number for the conference call is 866-202-0886 for domestic participants and 617-213-8841 for international participants, both using the passcode 15014292. The Company will broadcast the event live from its booth on the Exhibitor Floor at the American Society of Cataract and Refractive Surgery (ASCRS) Annual Symposium and Congress in Boston. The live video webcast with accompanying slides can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will be available for seven days. This replay can be accessed by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, both using passcode 94266534. An archived video webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance.

The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and Euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on our results when reported in U.S. dollars. When preparing its financial statements in conformance with GAAP, the Company translates foreign currency sales and expenses denominated in Japanese yen to dollars at the weighted average of exchange rates in effect during the period. As a result, the Company's reported performance may be significantly affected by currency fluctuations. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

“Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): manufacturing consolidation expenses, Spain distribution transition expenses, gain or loss on foreign currency transactions, the fair value adjustment of outstanding warrants issued in 2007, and stock-based compensation expenses.

Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance: the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control, and FDA TICL Panel expense.

We have excluded manufacturing consolidation, Spain distribution transition expenses, and FDA Toric ICL panel expenses because these are non-recurring expenses and their inclusion may mask underlying trends in our business performance. Expenses associated with the Company’s plans to consolidate its manufacturing operations to the U.S. are largely expected to be completed by the middle of 2014 and the Spain distribution transition expenses were completed at the end of the first quarter of 2013.

We have excluded gains and losses on foreign currency transactions and the fair value adjustment of warrants because of the significant fluctuations that can result from period to period as a result of market driven factors.

Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718. In calculating Adjusted Net Income STAAR excludes these expenses and the fair value adjustment of outstanding warrants because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

We have provided below a detailed reconciliation table, which is useful to investors in providing the context to understand our Adjusted Net Income and how it differs from Net Income calculated in accordance with GAAP.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR's lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or "ICL." A lens used to replace the natural lens after cataract surgery is called an intraocular lens or "IOL." More than 425,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 335 full time employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company's website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of earnings, revenue, sales, profit margins, cash, effective tax rate or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; metrics for 2014; statements regarding new or improved products, including but not limited to, expectations for success of new or improved products in the U.S. or international markets or government approval of new or improved products (including the Toric ICL in the U.S.); future economic conditions or size of market opportunities; expected IOL backorder position; expected costs of Monrovia facility expansion; expected costs and savings from business consolidation plans and the timetable for those plans; statements of belief, including as to achieving 2014 growth plans or metrics; expected regulatory activities and approvals, product launches, and any statements of assumptions underlying any of the foregoing. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s Annual Report on Form 10-K for the year ended January 3, 2014, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of unstable global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; backlog or supply delays as we prepare for our manufacturing facility consolidation; the risk of unfavorable changes in currency exchange rate; the discretion of regulatory agencies to approve or reject new or improved products, or to require additional actions before approval (including but not limited to FDA requirements regarding the TICL); unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans; the risk that research and development efforts will not be successful or may be delayed in delivering for launch; the purchasing patterns of our distributors carrying inventory in the market; the willingness of surgeons and patients to adopt a new or improved product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive procedure market, and a general decline in the demand for refractive surgery particularly in the U.S. and the Asia Pacific region, which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions. The Visian Toric ICL and the Visian ICL with CentraFLOW are not yet approved for sale in the United States.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Doug Sherk, 415-652-9100	Nicole Kruse
	Leigh Salvo, 415-568-9348	212-850-6025

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)
Unaudited

	April 4,	January 3,
	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$21,070	$22,954
Accounts receivable trade, net	11,101	10,731
Inventories, net	13,785	12,514
Prepaids, deposits, and other current assets	4,770	3,503
Deferred income taxes	377	373
Total current assets	51,103	50,075
Property, plant, and equipment, net	8,832	7,405
Intangible assets, net	1,288	1,380
Goodwill	1,786	1,786
Deferred income taxes	631	626
Other assets	668	659
Total assets	$64,308	$61,931

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$4,800	$4,750
Accounts payable	6,161	6,263
Deferred income taxes	738	739
Obligations under capital leases	265	288
Other current liabilities	6,379	6,372
Total current liabilities	18,343	18,412
Obligations under capital leases	119	141
Deferred income taxes	1,683	1,654
Asset retirement obligations	130	157
Pension liability	2,775	2,715
Total liabilities	23,050	23,079

Stockholders' equity:
Common stock	381	379
Additional paid-in capital	174,007	170,246
Accumulated other comprehensive income	284	282
Accumulated deficit	(133,414)	(132,055)
Total stockholders' equity	41,258	38,852
Total liabilities and stockholders' equity	$64,308	$61,931

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)
Unaudited

	Three Months Ended
	% of	April 4,	% of	March 29,	Change
	Sales	2014	Sales	2013	Amount	%

Net sales	100.0%	$20,178	100.0%	$18,001	$2,177	12.1%

Cost of sales	31.2%	6,294	29.7%	5,347	(947)	17.7%

Gross profit	68.8%	13,884	70.3%	12,654	1,230	9.7%

Selling, general and administrative expenses:
General and administrative	26.7%	5,396	22.0%	3,958	1,438	36.3%
Marketing and selling	30.4%	6,138	29.4%	5,286	852	16.1%
Research and development	17.3%	3,484	7.6%	1,366	2,118	155.1%
Medical device tax	0.2%	40	0.3%	59	(19)	-32.2%
Selling, general, and administrative expenses	74.6%	15,058	59.3%	10,669	4,389	41.1%
Other general and administrative expenses	0.9%	168	5.0%	901	(733)	-81.4%

Total selling, general and administrative expenses	75.5%	15,226	64.3%	11,570	3,656	31.6%

Operating income (loss)	-6.7%	(1,342)	6.0%	1,084	(2,426)	-223.8%

Other income (expense):
Interest income	0.0%	9	0.2%	35	(26)	-74.3%
Interest expense	-0.1%	(33)	-0.5%	(83)	50	-60.2%
Gain (loss) on foreign currency transactions	0.3%	66	-1.9%	(341)	407	-119.4%
Other income, net	0.9%	160	0.5%	90	70	77.8%
Total other income (expense), net	1.1%	202	-1.7%	(299)	501	-167.6%

Income (loss) before provision for income taxes	-5.6%	(1,140)	4.3%	785	(1,925)	-245.2%

Provision for income taxes	1.1%	219	1.7%	314	(95)	-30.3%

Net income (loss)	-6.7%	$(1,359)	2.6%	$471	$(1,830)	-388.5%

Net Income (loss) per share-basic		$(0.04)		$0.01
Net Income (loss) per share-diluted		$(0.04)		$0.01

Weighted average shares outstanding - basic		37,794		36,427
Weighted average shares outstanding - diluted		37,794		37,418

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)
Unaudited
	Three Months Ended
	April 4,	March 29,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(1,359)	$471

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation of property and equipment	453	369
Amortization of intangibles	106	117
Deferred income taxes	24	7
Fair value adjustment of warrant	-	(27)
Change in net pension liability	45	58
Loss (gain) on disposal of property and equipment	-	(28)
Stock-based compensation expense	1,500	1,034
Accretion of asset retirement obligation	1	5
Provision for sales returns and bad debt expense	(55)	27
Changes in working capital:
Accounts receivable trade, net	(295)	(322)
Inventories	(1,137)	288
Prepaids, deposits and other current assets	(1,270)	(581)
Accounts payable	(610)	(1,328)
Other current liabilities	3	(522)
Net cash used in operating activities	(2,594)	(432)

Cash flows from investing activities:
Acquisition of property and equipment	(1,414)	(1,218)
Net cash used in investing activities	(1,414)	(1,218)

Cash flows from financing activities:
Repayment of capital lease lines of credit	(46)	(242)
Proceeds from exercise of stock options	2,188	23
Net cash provided by (used in) financing activities	2,142	(219)

Effect of exchange rate changes on cash and cash equivalents	(18)	(563)

Decrease in cash and cash equivalents	(1,884)	(2,432)
Cash and cash equivalents, at beginning of the period	22,954	21,675
Cash and cash equivalents, at end of the period	$21,070	$19,243

STAAR Surgical Company
Global Sales
(in 000's)
Unaudited

	Three Months Ended
		April 4,		March 29,	%
Geographic Sales		2014		2013	Change
United States	14.2%	$2,874	18.0%	$3,240	-11.3%

Japan	24.8%	5,008	26.3%	4,739	5.7%
Korea	13.0%	2,621	11.3%	2,035	28.8%
China	11.0%	2,225	11.5%	2,071	7.4%
Spain	8.0%	1,618	7.2%	1,291	25.3%
Other	28.9%	5,832	25.7%	4,625	26.1%
Total International Sales	85.8%	17,304	82.0%	14,761	17.2%

Total Sales	100.0%	$20,178	100.0%	$18,001	12.1%

Product Sales
Core products
ICLs	60.7%	$12,241	59.1%	$10,631	15.1%
IOLs	32.8%	6,613	35.3%	6,347	4.2%
Total core products	93.4%	18,854	94.3%	16,978	11.1%
Non-core products
Other	6.6%	1,324	5.7%	1,023	29.4%
Total Sales	100.0%	$20,178	100.0%	$18,001	12.1%

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
Adjusted Net Income
Unaudited

	Three Months Ended
	April 4,	March 29,
	2014	2013
Net income (loss) (as reported)	$(1,359)	$471
Less:
Manufacturing consolidation expenses	$168	$901
Spain distribution transition cost	$-	$442
Foreign currency impact	$(66)	$341
Fair value adjustment of warrants	$-	$(27)
Stock-based compensation expense	$1,500	$1,034
FDA panel expense - Toric ICL	$1,394	$-
Net income (adjusted)	$1,637	$3,162

Net income (loss) per share, basic (as reported)	$(0.04)	$0.01
Manufacturing consolidation expenses	$0.00	$0.02
Spain distribution transition cost	$-	$0.01
Foreign currency impact	$(0.00)	$0.01
Fair value adjustment of warrants	$-	$(0.00)
Stock-based compensation expense	$0.04	$0.03
FDA panel expense - Toric ICL	$0.04	$-
Net income per share, basic (adjusted)	$0.04	$0.09

Net income (loss) per share, diluted (as reported)	$(0.04)	$0.01
Manufacturing consolidation expenses	$0.00	$0.02
Spain distribution transition cost	$-	$0.01
Foreign currency impact	$(0.00)	$0.01
Fair value adjustment of warrants	$-	$(0.00)
Stock-based compensation expense	$0.04	$0.03
FDA panel expense - Toric ICL	$0.04	$-
Net income per share, diluted (adjusted)	$0.04	$0.08

Weighted average shares outstanding - Basic	37,794	36,427
Weighted average shares outstanding - Diluted	37,794	37,418

Note: Net income per share (adjusted), basic and diluted, may not add up due to rounding

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
Unaudited

	GAAP Sales
	April 4,	Effect of	Constant	March 29,	As Reported		Constant Currency
	2014	Currency	Currency	2013	$ Change	% Change	$ Change	% Change
ICL	$12,241	$15	$12,256	$10,631	$1,610	15%	$1,625	15%
IOL	6,613	482	7,095	6,347	266	4%	748	12%
Other	1,324	94	1,418	1,023	301	29%	395	39%
Total Sales	$20,178	$591	$20,769	$18,001	$2,177	12%	$2,768	15%